Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ2 2022 Earnings Call Transcripts
Monday, August 08, 2022 9:00 PM GMT

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022

Call Participants

EXECUTIVES

Michael C. Willoughby
President & CEO and Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

James Maxwell Rush
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES

Jackie Keshner

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022

Presentation
Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q2 2022 results.

Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations Adviser, Jackie Keshner, with Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Ms. Keshner for some introductory comments.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

I would like to remind everyone that this call will be available for replay through August 22, 2022, starting today at 9:00 p.m. Eastern Time. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President, CEO & Director

Thank you, Jackie, and good afternoon, everyone. During the second quarter, we continued to support our momentum as an order fulfillment-oriented business. We grew PFS Operations service fee equivalent revenue by 13% year-over-year, driven by strong fulfillment demand from both new and existing clients.

Though we continue to face service fee gross margin pressure from wage inflation, we began implementing price adjustments in certain client contracts in an effort to help mitigate these impacts and operate with improving profitability in the second half of the year. We believe our work to focus our attention and resources on taking advantage of continued e-commerce fulfillment tailwinds to grow our order fulfillment service offering has positioned us to drive value for our clients and our shareholders.

Over the past two years and through the first half of 2022, consumer demand and buying behavior have rapidly evolved. While retailers of all sizes saw rapid e-commerce growth during the initial years of the pandemic, many major big box and e-commerce retailers are now facing challenges.

With inflation and other recessionary impacts affecting the broader economy, several large retailers have recently experienced a slowdown in consumer discretionary spending as prices rise and supply chain costs remain elevated. In contrast to these trends, consumer demand has remained robust across our core verticals, particularly among branded manufacturers and luxury brands.

Despite macroeconomic recessionary pressures, many luxury brand customers have maintained or even increased their spending habits. According to U.S. debit and credit card data aggregated by Bank of America, U.S. luxury spending was up 14% through the end of April with higher income consumers benefiting from reopening trends and the return of in-person special occasion events such as weddings and galas.

In addition, branded manufacturers have continued to leverage increased consumer interest in luxury, wellness and home products, indicating continued demand strength across various categories of high-end goods. While these broad consumer trends have benefited our clients, we believe our high-touch branded services and multi-node fulfillment strategy strengthen our positioning even further for current clients and prospective clients in our robust sales pipeline.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022
While luxury brands have so far weathered broader macroeconomic headwinds, brands offering customized, convenient and efficient commerce experience have maximum flexibility to navigate future changes and retain direct customer relationships. From the onset of the pandemic, our PFS team has proven our ability to quickly adapt and deploy our capabilities to accommodate our clients' changing needs and provide highly tailored fulfillment solutions. Our proven agility offers resiliency to our growing client base as e-commerce conditions evolve.

We remain encouraged by the service fee revenue growth we are experiencing from new and current clients and the strength of our sales pipeline, and we are reiterating our previous guidance of 5% to 10% annual growth in service fee equivalent revenue. We remain optimistic that we will perform at the upper end of that SFE revenue annual growth range.

While we continue to experience gross margin pressures in the business, primarily from wage inflation, we also continue to target 2022 estimated PFS stand-alone Adjusted EBITDA percentage of service fee revenue within the range of 8% to 10%. We have taken several steps to mitigate the impacts of today's inflationary wage environment. And starting in Q2, we have implemented price adjustments in certain client arrangements, alongside the productivity enhancements we began putting into place at the end of Q1.

We've also continued to work on re-allocating client support activities towards more cost-effective operations and further optimizing our overall cost structure. We expect these changes to benefit our pricing and profitability throughout the rest of the year, while we remain vigilant to potential further inflationary cost pressures and will be prepared to make further adjustments, especially as we head into the rapidly approaching 2022 holiday period.

From a broader strategic standpoint, completing our strategic alternatives process for the PFS business is still our top priority. We continue to work with Raymond James to review a full range of strategic priorities for the business. While we do not have a specific completion time line to disclose at the present, we will continue strengthening PFS as an attractive platform for potential strategic opportunities.

At this time, we continue to believe that completing a second transaction represents the most efficient way to drive shareholder value and return the significant amount of capital we hold to our shareholders.

With that, I'll turn it over to Tom to discuss our second quarter financials in further detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thank you, Mike. As you will see in our Non-GAAP PFS presentation, our Q2 2022 service fee equivalent revenue, or SFE revenue, for the PFS Operations business increased 13% to $45.3 million compared to $39.9 million during the year ago period. The increase was primarily driven by growth across both new and existing clients, partially offset by client terminations and by foreign currency declines in Europe. Excluding the foreign currency impact, our PFS Operations SFE revenue would have increased by approximately 15% relative to the year ago period.

As we have previously disclosed, our distributor agreement with Ricoh has been terminated as of March 2022, which subsequently discontinued our product revenue model with them. We have significantly reduced the size of this program over the past few years with minimal product revenue recorded during Q2 of this year. Eliminating product revenue from our P&L going forward may lead to some confusion in our short-term comparative financial analysis as will our eventual discontinuation of the term service fee equivalent revenue. However, the change will have a minimal impact on our comparative consolidated Adjusted EBITDA results, and we believe it will ultimately benefit and clarify our financial presentations going forward.

Our PFS Operations 2022 Q2 gross profit margin was approximately 21% of PFS service fee revenue compared to a gross profit margin of approximately 25% in the year-ago period. While this represents a sequential improvement relative to the first quarter of this year, the year-over-year margin decrease primarily reflects the continued impacts of industry-wide wage inflation pressures and reduced higher margin non-fulfillment-related revenue, such as technology-related services and project activity.

As we continue to shift our mix towards our core fulfillment and contact center services, we believe our gross margins will continue to align more closely with the typical range for these services, which is generally between 20% to 25%. As Mike mentioned, we continued to implement pricing adjustments in new and existing client contracts throughout Q2 to help offset wage inflation pressures. These include both permanent price increases and either incremental or reinstituted surcharges on certain client programs.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022
While we began implementing these changes at the end of Q1 and during Q2, the majority of these did not go into effect until the end of Q2 or the beginning of Q3. We thereby expect to see a higher level of revenue and gross margin impact from the changes in Q3 and beyond.

As a reminder, we have also concluded all our obligations to Merkle under a Transition Services Agreement, or TSA, as of April. Completing all of our TSA work related to LiveArea's transition has allowed us to focus on making further operational adjustments and corporate overhead reductions while supporting our core PFS business and cost structure. As we move into the second half of the year, we will continue working to drive additional savings and align our cost structure more closely with our smaller fulfillment-oriented business model. We are focused on implementing further SG&A and corporate overhead reductions, including the disposition of our corporate headquarters, which we intend to complete this year. We aim to substantially reduce the annual costs associated with the headquarters building itself, and we are still pursuing a sublease or a similar arrangement with our landlord.

As we mentioned on the last call, most of our corporate office functions are now either performed remotely or co-located with our production operation centers, demonstrating our continued focus on the structural and operational optimization of our business. We believe our price adjustments, cost controls and ongoing productivity enhancements will help us mitigate broader inflationary pressures and ultimately operate with greater profitability.

As Mike indicated, we also continue to monitor the economic conditions, and we are prepared, if necessary, to make further adjustments to our pricing structure similar to the successful pricing measures we implemented during the 2020 and 2021 holiday peak periods.

Our actual consolidated Adjusted EBITDA from continuing operations in the second quarter of 2022 improved to a loss of $(0.4) million compared to an Adjusted EBITDA loss of $(1.7) million in the year-ago period. This primarily reflects the benefits of our cost reductions and restructuring initiatives, partially offset by the gross margin impacts I discussed earlier.

Our capital expenditures for PFS in Q2, exclusive of property and equipment acquired under debt and finance lease financing, were approximately $3 million. We continue to expect our 2022 capital expenditures to range between $8 million to $10 million as we further support new facilities and contracts.

Our liquidity position as of June 30, 2022, includes over $148 million of cash and only approximately $0.2 million of debt. The sequential decrease in our cash balance relative to Q1 was primarily driven by tax payments and the funding of capital expenditures and certain other costs.

As we pursue additional growth opportunities throughout the year, we remain comfortable with the strength and flexibility of our balance sheet to support these initiatives. As Mike stated, we are reaffirming our previously stated 2022 financial targets for annual PFS Operations SFE revenue growth and estimated PFS stand-alone Adjusted EBITDA percentage of service fee revenue. As a reminder, this metric measures our estimated Adjusted EBITDA profitability for the PFS business as if we were operating in a non-public environment without certain current corporate overhead costs.

I will now turn the call over to Zach to review our Q2 sales and operational highlights. Zach?

R. Zach Thomann
Executive VP & COO

Thank you, Tom. Through the second quarter and the first half of 2022, we have continued to leverage demand strength across our core client verticals to expand our existing client engagements and add net new clients to our portfolio. As I've shared on our past calls, we are executing a three-pronged approach to maintaining our top line growth momentum, which comprises the following initiatives: one, expanding our multi-node fulfillment strategy to better serve our clients' customers; two, converting our strong sales pipeline for continued growth; and three, driving our Fulfillment-as-a-Service product offering to allow for more dynamic and flexible fulfillment networks.

To speak about our pipeline in greater detail, demand for our services remains robust across both new and existing clients. During the second quarter of 2022, we recorded 10 new bookings worth an estimated $11 million in combined annual contract value. These bookings include new North American fulfillment engagements and new brand expansions under existing client contracts for fulfillment and order management services.

Taking a closer look at our bookings activity through the first half of the year. We have recorded a total of 17 bookings with a combined estimated $17.7 million between Q1 and Q2 of this year compared to 12 bookings with the combined estimated $18.2 million during the same period of last year.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022
We've continued to drive strong client renewal and expansion activity. These new engagements comprise a solid mix of both business-to-business and direct-to-consumer arrangements, demonstrating the flexibility of and a high demand for our service portfolio.

Conversely, net new clients accounted for 82% of our recorded annual contract value through the first half of this year compared to 68% during the first half of 2021. As such, these new -- the new deals we've landed this year have carried a higher average annual contract value compared to existing client expansions, and we expect this trend to continue as we progress our business development efforts and improve the growing value proposition that we offer.

As we expand our fulfillment client base and multi-node fulfillment strategy, we have continued to leverage the operational agility we offer to our partners. As just one example of this operational agility, we launched a new U.S. order fulfillment operation for a growing baby care brand, Tubby Todd Bath Co., at the beginning of May to support the brand's rapidly growing e-commerce channel and to help them navigate last-minute supply challenges.

In just 6 weeks after the project kickoff, we began fulfillment operations out of our Memphis fulfillment campus, providing various core services for their e-commerce orders, including kitting, picking, packing and shipping. Along with these core services, we are also providing freight management services to manage Tubby Todd's direct-to-consumer transportation and drop-ship program for the retail channel. Our swift work to support this new client has allowed them to deliver a consistent branded experience to their customers with minimal disruption.

In our most recent call, we highlighted our planned opening of a second fulfillment center in the Las Vegas area. We remain on track to complete the setup in the third quarter of this year by utilizing our rapid launch capabilities to quickly move from the initial occupancy to full production and high utilization. We believe having this second center will meaningfully enhance our multi-node fulfillment optionality for our West Coast clients.

Given current trends in our new client growth through the first half of 2022, we already expect our capacity at the second Las Vegas facility to exceed 75% utilization by the end of this year. To provide an update on our Fulfillment-as-a-Service offering, we recently completed a project for an existing client beauty brand.

Faced with the challenge to fulfill orders for a loyalty point redemption program, our client reached out asking if we had a creative solution to fulfill these orders quickly without an expensive or time-consuming systems integration. Considering we do not currently provide fulfillment services for this brand, we proposed a pop-up distribution operation using our RetailConnect product.

After receiving the product from the client, we quickly set up a pop-up distribution operation using RetailConnect units within our Irving, Texas-based fulfillment center. Following a 2-day setup in system configuration, we launched and fulfilled all 365 orders and over 1,200 units orders within 2.5 hours, only utilizing corporate staff for the operation.

This project further validates the effectiveness of our Fulfillment-as-a-Service products in multiple environments and business cases. RetailConnect can be deployed into a retail store environment or in a pop-up distribution scenario and provide a quality and cost-efficient fulfillment solution with minimal training and no traditional fulfillment operations expertise.

Subsequent to the second quarter, we further enhanced our fulfillment capabilities through our recently announced partnership with Vimaan, a technology provider delivering computer vision-enabled solutions for warehouse inventory tracking, control and management. In the initial stage of the partnership, we are integrating Vimaan's innovative StorTRACK AIR flying warehouse drones to automate inventory tracking activities within one of our Memphis-based fulfillment centers. Following this first single location deployment in Memphis, we currently expect to roll out the technology across the rest of our global fulfillment network through 2023.

As we look to the remainder of the year, we remain focused on supporting our client growth momentum through leveraging our multi-node fulfillment strategy and continuing to streamline our cost structure and operational efficiency as a stand-alone business. We will work to continue executing on our pipeline and our strategic objectives, and we look forward to providing additional updates on our progress. With that, we'll now open up the call for Q&A.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022
Question and Answer

Operator

[Operator Instructions] Our first question comes from James Maxwell Rush with Craig Hallum.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

This is James on for George. Great results. Just wanted to touch on the visibility you have in the back half of the year and your ability [indiscernible] 10% growth outlook. So first, could you just remind us what percent of your revenue is more volume-driven? And is the guide based off of wins you've already booked? Or are you factoring in converting some of the pipeline?

R. Zach Thomann
Executive VP & COO

Sure, James. Thanks for the question. As we look at the year, obviously, one of the benefits of this business is we have a lot of insight into our clients' forecast for the back half of the year. And certainly, with the bookings that we've had thus far, we have a lot of visibility into their planned expectations in the back half of the year.

With that, really, at this juncture in the year, the majority of what we look at from a revenue perspective and how we're positioning guidance is based on current client activity and wins that we've already booked and reported with this earnings call.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

Perfect. And then the bookings numbers for the first half were quite strong and pretty impressive. Can you just touch on what's driving the new bookings momentum? And then within the D2C brand specifically, are you seeing more brands choose to outsource fulfillment as a way to reduce costs or part of their cost initiatives?

R. Zach Thomann
Executive VP & COO

Sure. Again, great question. What we're really seeing in the post pandemic era is a significant shift into the direct-to-consumer channels, and a lot of brands are rethinking how they go to market with both their direct-to-consumer programs as well as their B2B programs. And what that's done is it's created an influx of opportunities for PFS to continue to be selective and continue to bring in new brands that are exciting and then within the core verticals that we support. That's really been the significant shift that we've seen.

The other thing that we've seen really is as these brands are looking at pressures that they have associated with their P&L is what are the new opportunities around transportation initiatives and other things that PFS can provide ancillary services to just the fulfillment services with those opportunities, which is helping us drive really a higher ACV on the bookings that we've had from new customers.

Michael C. Willoughby
President, CEO & Director

James, I also think that the multi-node fulfillment strategy that Zach has implemented has been helpful, especially around transportation costs. So we're seeing more and more of our clients take advantage of multiple points of presence in order to be closer to the consumer, helps them to drive or reduce transportation costs, not only associated with the traditional national carriers, but enables us to leverage the regional carriers to move product into a much more cost-effective and, in many cases, a better service level model. So the multi-node strategy is being super helpful for us right now.

James Maxwell Rush
Craig-Hallum Capital Group LLC, Research Division

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022
Great. And then last for me, just on the strategic process, to the extent you can talk about it, I guess, can you just talk about the level of interest in M&A in the space in general? I mean there have been some decent sized transactions even with sort of public market valuations coming in and broader macro concerns. So just any incremental detail there would be helpful.

Michael C. Willoughby
President, CEO & Director

Yes. I don't know that we can provide a ton of detail. I think some of the things that you mentioned around macroeconomic uncertainty, headwinds, things like that, certainly give us some pause as we think about conditions overall. But I think that we have a really good story to tell. I think we have a great platform that has a lot of differentiators associated with it. And so while we are bucking these headwinds that a lot of people are seeing, as we indicated in our commentary, we're hopeful that, that differentiation is going to help us to really pop in a market where some people may be seeing some headwinds and some challenges.

We're looking forward to continue to take our story into that market and look to capitalize on our differentiators that we have. We do continue to have this as our top priority. Our hope and expectation is that we'll be able to conclude the process and give you more information this year. That's our current expectation. But it's probably about as much as I can say at this point in time.

Operator

[Operator Instructions] At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
President, CEO & Director

Thank you, Lauren, and I'd like to thank everyone who attended the conference today. It's good to be back with a normal quarter and back in compliance with all of the external expectations, and we certainly look forward to that being the case as we continue throughout the remainder of this year and look forward to business as usual. Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | AUG 08, 2022

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